As filed with the Securities and Exchange Commission on October 28, 2003.
Registration No. 333-107892.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5 to

Form SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Centennial Specialty Foods Corporation

(Name of Small Business Issuer in Its Charter)

Delaware	2032	55-0825751
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

400 Inverness Parkway
Suite 200
Englewood, Colorado 80112
(303) 414-4613
(Address and Telephone Number of
Principal Executive Offices)
(Address of Principal Place of Business or
Intended Principal Place of Business)	Jeffrey R. Nieder Chief Executive Officer 400 Inverness Parkway Suite 200 Englewood, Colorado 80112 (303) 414-4613 (Name, Address and Telephone Number of Agent for Service)

Copies to:

Robert W. Walter, Esq. Holland & Hart LLP 8390 East Crescent Parkway Suite 400 Greenwood Village, Colorado 80111 (303) 290-1600	Harold M. Golz, Esq. Krys Boyle, P.C. 600 17th Street Suite 2700S Denver. Colorado 80202 (303) 893-2300

     Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

PART II*

INFORMATION NOT REQUIRED IN PROSPECTUS

      Unless otherwise defined, all capitalized terms contained in this Part II shall have the meanings ascribed to them in the prospectus forming a part of this Registration Statement. Centennial Specialty Foods Corporation is sometimes referred to in this Part II using the pronouns “we,” “us,” and “our,” as “Centennial” or as the “Registrant.”

Item 24.     Indemnification of Directors and Officers

      The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability: for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the Delaware General Corporation Law (unlawful dividends); or for transactions from which the director derived improper personal benefit.

      Our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We will also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to us of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

      The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our by laws, agreement, vote of stockholders or disinterested directors or otherwise.

      We have entered into indemnification agreements with Mr. Nieder and Mr. Beckwith. The indemnification agreements provide that Centennial Specialty Foods Corporation will indemnify each of those individuals against claims arising out of events or occurrences related to that individual’s service as an officer, director and agent of Centennial Specialty Foods Corporation, except to the extent that indemnity is not available with respect to claims arising from conduct that was knowingly fraudulent, deliberately dishonest, committed in bad faith, constituted willful misconduct, or was a knowing violation of law or company policy. We have entered into an indemnification agreement with Mr. and Mrs. Lewis that provides similar indemnities to the Lewises in their capacities as our principal stockholders.

      We intend to secure insurance to protect ourselves and our directors, officers and managing underwriter against any such expense, liability or loss, whether or not we would have the power to indemnify them against such expense, liability or loss under the Delaware General Corporation Law.

      Our bylaws provide that we will indemnify our directors and officers to the maximum extent permitted by the Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

      These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of directors or officers for liabilities arising under the

*	We are filing this Amendment No. 5 for the purpose of filing amendments to the exhibits.

Securities Act of 1933, as amended, is against public policy and, therefore, such indemnification provisions are unenforceable.

      The Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification by the Underwriters of us and our officers and directors for certain liabilities, including matters arising under the Securities Act.

      Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere in this prospectus:

	Exhibit
Document	Number

Underwriting Agreement (draft dated August 1, 2003)	1.1
Form of Indemnification Agreement with James E. and Janice Lewis	2.1.	4
Certificate of Incorporation of Registrant	3.1
Bylaws of Registrant	3.2
Form of Director and Officer Indemnification Agreement	10.17

Item 25.     Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the National Securities Dealers, Inc. filing fee, The Nasdaq SmallCap Market entry fee and the Boston Stock Exchange application fee.

Amount

Registration fee — Securities and Exchange Commission	$797
Filing fee — National Association of Securities Dealers, Inc.	1,484
Entry and application fees — The Nasdaq SmallCap Market and the Boston Stock Exchange	38,375
Underwriter’s Non-Accountable Expense Allowance	232,500
Printing and engraving expenses	120,000
Legal fees and expenses	180,000
Accounting fees and expenses	100,000
Blue sky fees and expenses	45,000
Transfer agent and registrar fees and expenses	2,000
Miscellaneous	19,844

Total	$740,000

Item 26.     Recent Sales of Unregistered Securities

      The following is a summary of the transactions by us during the past three years involving sales of our securities that were not registered under the Securities Act:

(a) In February 2003, we issued 3,500,000 shares of our common stock to our executive officers, directors, counsel and James E. Lewis for $3,500. The issuance of common stock was conducted in reliance on Section 4(2) of the Securities Act.

(b) In October 2003, we agreed to acquire all of the issued and outstanding capital shares of Stokes Ellis Foods, Inc. in a merger in which we have agreed to issue 2,000,000 shares of our Series A Preferred Stock. The ultimate issuance of the preferred stock will be conducted in reliance on Rule 506 of the Securities Act.

(c) Between January and April, 2002, we sold promissory notes to the following individual lenders.

Principal Balance as of 6/30/2003

James E. Lewis	$873,899.25
George White Jr. and Josephine V. White, TTEE S U/A DTA 3/17/83 FBO George White Jr. and Josephine V. White	$100,000.00
Jim Callaway	$50,000.00
Don Ebright	$25,000.00
Don Ebright	$25,000.00
Thomas M. Meyer, TTEE, Myer Family TR U/A/D 12/7/90	$50,000.00
RMJ Partnership(1)	$50,000.00
Emiko Komai	$65,000.00
Kyoko Higuchi	$50,000.00
Robert and Barbara Page	$335,250.00

The notes were initially due between January and April 2003 and are now due between December 2003 and January 2005. The lenders were individuals or entities controlled by persons who were acquaintances or business associates of our principal stockholder. We relied on Section 4(2) of the Securities Act in issuing such promissory notes.

(1)	The beneficial owners of RMJ Partnership are Ray New, Mona Post and John W. New.

      In September 2003, Centennial and J. Michael Miller, its former chief executive officer and a director, entered into a separation agreement and Mr. Miller agreed to sell 400,000 shares of common stock owned by him to James E. Lewis. Mr. Lewis contemporaneously sold 400,000 shares of common stock to William A. Wiese, Robyn Duda, Peter Mazula and Jeffrey R. Nieder, or their affiliated designees. The sale price paid to Mr. Lewis was equal to the purchase price Mr. Lewis paid to Mr. Miller.

      None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The purchasers in paragraph (a) were sophisticated and experienced individuals who were also accredited investors or became our employees on consummation of the transaction. The purchaser in paragraph (b) was and is a sophisticated and experienced investor who was our principal stockholder and an accredited investor at the time of the transaction.

Item 27.     Exhibits

      (a) Exhibits

Exhibit No.		Description

1	.1*	Form of Underwriting Agreement.
1	.2*	Agreement Among Underwriters.
2	.1.1*	Stock Purchase Agreement, effective June 20, 2003, between James E. Lewis, Janis M. Lewis and Centennial Specialty Foods Corporation.
2	.1.2*	Form of Senior Loan Agreement, to be effective at the closing of the purchase of Stokes Ellis Foods, between James E. Lewis, Janis M. Lewis and Centennial Specialty Foods Corporation.
2	.1.3*	Form of Secured Note, by and between Centennial Specialty Foods Corporation, as Issuer, and James E. Lewis and Janis M. Lewis, as Holders.
2	.1.4*	Form of Indemnification Agreement, to be effective at the closing of the purchase of Stokes Ellis Foods, by and among James E. Lewis, Janis M. Lewis and Centennial Speciality Foods Corporation.
2	.1.5*	Voting Trust Agreement, effective September 17, 2003, by and between Jeffrey R. Nieder and James E. Lewis.
2	.1.6*	Merger Agreement, to be effective at the closing of the acquisition of Stokes Ellis Foods, by and between Stokes Ellis Foods, James E. Lewis, Janis M. Lewis and Centennial Specialty Foods Corporation.
2	.2*	Statement of Intent to Dissolve for a Limited Liability Company, as filed with the Secretary of State of the State of Colorado on July 30, 2003, of Produce Finance LLC.
3	.1*	Certificate of Incorporation of Centennial Specialty Foods Corporation.
3	.2*	Bylaws of Centennial Specialty Foods Corporation.
3	.3*	Amended and Restated Certificate of Incorporation of Centennial Specialty Foods Corporation, as filed with the Delaware Secretary of State on October 22, 2003.
4	.1*	Specimen certificate for shares of Common Stock, $0.0001 par value per share, of Centennial Specialty Foods Corporation.
4	.2*	Form of Warrant for the purchase of Common Stock to be issued to J.P. Turner & Company, L.L.C. on completion of this offering.
4	.3*	Form of Lock-Up Agreement between J.P. Turner & Company, L.L.C. and the officers, directors and 5% or more stockholders of Centennial Specialty Foods Corporation.
5	.1**	Opinion of Holland & Hart LLP.
10	.1*	Lease Agreement, dated January 26, 2001, by and between Hoopeston Foods Denver Corp. and Stokes Canning Company.
10	.1.1*	Schedules to Lease Agreement.
10	.2*	Equipment Lease, dated January 26, 2001, by and between Hoopeston Foods Denver Corp. and Stokes Canning Company.
10	.2.1*	Schedules to Equipment Lease.
10	.3*	Exclusive License Agreement, dated January 26, 2001, by and between Hoopeston Foods Denver Corp. and Stokes Canning Company.
10	.4*†	Co-Pack and Warehousing Agreement, dated January 26, 2001, by and between Hoopeston Foods Denver Corp. and Stokes Canning Company.
10	.4.1**†	Schedules and Exhibits to Co-Pack and Warehousing Agreement.
10	.5*†	Lease Override Agreement, dated January 26, 2001, by and between Hoopeston Foods Denver Corp. and Stokes Canning Company.
10	.6*†	EBITDA Committee Agreement, dated January 26, 2001, by and between Hoopeston Foods Denver Corp. and Stokes Canning Company.
10	.6.1*†	Schedules to EBITDA Committee Agreement.

Exhibit No.		Description

10.7		Amendment Agreement, dated , 2003, by and between Hoopeston Foods Denver Corp. and Stokes Canning Company.
10	.8*	Employment Agreement, effective March 1, 2003, by and between Centennial Specialty Foods Corporation and J. Michael Miller.
10	.9*	Employment Agreement, effective March 1, 2003, by and between Centennial Specialty Foods Corporation and Jeffrey R. Nieder.
10	.10*	Employment Agreement, effective March 1, 2003, by and between Centennial Specialty Foods Corporation and Robert A. Beckwith.
10	.11*	Form of Escrow Agreement among Centennial Specialty Foods Corporation, the officers and directors of Centennial Specialty Foods Corporation, J.P. Turner & Company, L.L.C. and Corporate Stock Transfer, Inc.
10	.12*	Lease Agreement, dated February 1, 2003, by and between HQ Global Workplaces and Centennial Specialty Foods Corporation.
10	.13*	Charter of our Audit Committee.
10	.14*	Charter of our Nominating Committee.
10	.15*	Charter of our Compensation Committee.
10	.16*	Charter of our Disclosure Committee.
10	.17*	Form of Director and Officer Indemnification Agreement.
10	.18*	2003 Non-Employee Directors’ Stock Option Plan.
10	.19*	Professional Services Agreement, dated August 28, 2003, by and between Centennial Specialty Foods Corporation and Sterling Rice Group, Inc.
10	.19.1**	Statement of Work to Professional Services Agreement.
10	.20.1*	Commitment Letter, dated July 9, 2003, from Heartland Bank to Centennial Specialty Foods Corporation.
10	.20.2*	Commitment Letter, dated July 30, 2003, from Heartland Bank to Centennial Specialty Foods Corporation.
10	.21*	Separation Agreement, dated effective September 18, 2003, by and between J. Michael Miller and Centennial Specialty Foods Corporation.
10	.22*	Form of Promotional Share Escrow Agreement by and among the officers and certain stockholders of Centennial Specialty Foods Corporation and Centennial Specialty Foods Corporation.
21	.1*	Subsidiaries of Centennial Specialty Foods Corporation.
23	.1*	Consent of Holland & Hart LLP (included in Exhibit 5.1).
23	.2**	Consent of Ehrhardt Keefe Steiner & Hottman PC.
23	.3.1*	Consent of David M. Green to be named as a director nominee.
23	.3.2*	Consent of Gerald J. Laber to be named as a director nominee.
23	.4*	Consent of Information Resources, Inc.
23	.5*	Consent of Saltzman Hamma Massaro & Co.
24	.1*	Power of Attorney. Reference is made to II-7.

*	Previously filed.

**	Filed herewith.

†	Certain confidential portions of this Exhibit will be omitted by means of redacting a portion of the text (the “Omitted Text”). The full text of this Exhibit will be filed separately with the Secretary of the Commission with the Omitted Text pursuant to the Registrant’s Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

Item 28.     Undertakings

      The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Securities Act), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

      The undersigned will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to its registration statement to be signed on its behalf by the undersigned, in the city of Englewood, Colorado, on the 27th day of October, 2003.

CENTENNIAL SPECIALTY FOODS CORPORATION

By:	/s/ JEFFREY R. NIEDER

Name: Jeffrey R. Nieder

Title:	Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey R. Nieder acting individually, as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments, or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ JEFFREY R. NIEDER Jeffrey R. Nieder	Chief Executive Officer (Principal Executive Officer) Chief Financial Officer, (Principal Financial Officer and Principal Accounting Officer) Treasurer, Secretary and Director	October 27, 2003

/s/ ROBERT A. BECKWITH, JR. Robert A. Beckwith, Jr.	Chief Marketing Officer and Director	October 27, 2003

INDEX TO EXHIBITS

Exhibit No.		Description

1	.1*	Form of Underwriting Agreement.
1	.2*	Agreement Among Underwriters.
2	.1.1*	Stock Purchase Agreement, effective June 20, 2003, between James E. Lewis, Janis M. Lewis and Centennial Specialty Foods Corporation.
2	.1.2*	Form of Senior Loan Agreement, to be effective at the closing of the purchase of Stokes Ellis Foods, between James E. Lewis, Janis M. Lewis and Centennial Specialty Foods Corporation.
2	.1.3*	Form of Secured Note, by and between Centennial Specialty Foods Corporation, as Issuer, and James E. Lewis and Janis M. Lewis, as Holders.
2	.1.4*	Form of Indemnification Agreement, to be effective at the closing of the purchase of Stokes Ellis Foods, by and among James E. Lewis, Janis M. Lewis and Centennial Speciality Foods Corporation.
2	.1.5*	Voting Trust Agreement, effective September 17, 2003, by and between Jeffrey R. Nieder and James E. Lewis.
2	.1.6*	Merger Agreement, to be effective at the closing of the acquisition of Stokes Ellis Foods, by and between Stokes Ellis Foods, James E. Lewis, Janis M. Lewis and Centennial Specialty Foods Corporation.
2	.2*	Statement of Intent to Dissolve for a Limited Liability Company, as filed with the Secretary of State of the State of Colorado on July 30, 2003, of Produce Finance LLC.
3	.1*	Certificate of Incorporation of Centennial Specialty Foods Corporation.
3	.2*	Bylaws of Centennial Specialty Foods Corporation.
3	.3*	Amended and Restated Certificate of Incorporation of Centennial Specialty Foods Corporation, as filed with the Delaware Secretary of State on October 22, 2003.
4	.1*	Specimen certificate for shares of Common Stock, $0.0001 par value per share, of Centennial Specialty Foods Corporation.
4	.2*	Form of Warrant for the purchase of Common Stock to be issued to J.P. Turner & Company, L.L.C. on completion of this offering.
4	.3*	Form of Lock-Up Agreement between J.P. Turner & Company, L.L.C. and the officers, directors and 5% or more stockholders of Centennial Specialty Foods Corporation.
5	.1**	Opinion of Holland & Hart LLP.
10	.1*	Lease Agreement, dated January 26, 2001, by and between Hoopeston Foods Denver Corp. and Stokes Canning Company.
10	.1.1*	Schedules to Lease Agreement.
10	.2*	Equipment Lease, dated January 26, 2001, by and between Hoopeston Foods Denver Corp. and Stokes Canning Company.
10	.2.1*	Schedules to Equipment Lease.
10	.3*	Exclusive License Agreement, dated January 26, 2001, by and between Hoopeston Foods Denver Corp. and Stokes Canning Company.
10	.4*†	Co-Pack and Warehousing Agreement, dated January 26, 2001, by and between Hoopeston Foods Denver Corp. and Stokes Canning Company.
10	.4.1**	Schedules and Exhibits to Co-Pack and Warehousing Agreement.
10	.5*†	Lease Override Agreement, dated January 26, 2001, by and between Hoopeston Foods Denver Corp. and Stokes Canning Company.
10	.6*†	EBITDA Committee Agreement, dated January 26, 2001, by and between Hoopeston Foods Denver Corp. and Stokes Canning Company.
10	.6.1*	Schedules to EBITDA Committee Agreement.
10.7		Amendment Agreement, dated , 2003, by and between Hoopeston Foods Denver Corp. and Stokes Canning Company.

Exhibit No.		Description

10	.8*	Employment Agreement, effective March 1, 2003, by and between Centennial Specialty Foods Corporation and J. Michael Miller.
10	.9*	Employment Agreement, effective March 1, 2003, by and between Centennial Specialty Foods Corporation and Jeffrey R. Nieder.
10	.10*	Employment Agreement, effective March 1, 2003, by and between Centennial Specialty Foods Corporation and Robert A. Beckwith.
10	.11*	Form of Escrow Agreement among Centennial Specialty Foods Corporation, the officers and directors of Centennial Specialty Foods Corporation, J.P. Turner & Company, L.L.C. and Corporate Stock Transfer, Inc.
10	.12*	Lease Agreement, dated February 1, 2003, by and between HQ Global Workplaces and Centennial Specialty Foods Corporation.
10	.13*	Charter of our Audit Committee.
10	.14*	Charter of our Nominating Committee.
10	.15*	Charter of our Compensation Committee.
10	.16*	Charter of our Disclosure Committee.
10	.17*	Form of Director and Officer Indemnification Agreement.
10	.18*	2003 Non-Employee Directors’ Stock Option Plan.
10	.19*	Professional Services Agreement, dated August 28, 2003, by and between Centennial Specialty Foods Corporation and Sterling Rice Group, Inc.
10	.19.1**	Statement of Work to Professional Services Agreement.
10	.20.1*	Commitment Letter, dated July 9, 2003, from Heartland Bank to Centennial Specialty Foods Corporation.
10	.20.2*	Commitment Letter, dated July 30, 2003, from Heartland Bank to Centennial Specialty Foods Corporation.
10	.21*	Separation Agreement, dated effective September 18, 2003, by and between J. Michael Miller and Centennial Specialty Foods Corporation.
10	.22*	Form of Promotional Share Escrow Agreement by and among the officers and certain stockholders of Centennial Specialty Foods Corporation and Centennial Specialty Foods Corporation.
21	.1*	Subsidiaries of Centennial Specialty Foods Corporation.
23	.1*	Consent of Holland & Hart LLP (included in Exhibit 5.1).
23	.2**	Consent of Ehrhardt Keefe Steiner & Hottman PC.
23	.3.1*	Consent of David M. Green to be named as a director nominee.
23	.3.2*	Consent of Gerald J. Laber to be named as a director nominee.
23	.4*	Consent of Information Resources, Inc.
23	.5*	Consent of Saltzman Hamma Massaro & Co.
24	.1*	Power of Attorney. Reference is made to II-7.

*	Previously filed.

**	Filed herewith.

†	Certain confidential portions of this Exhibit will be omitted by means of redacting a portion of the text (the “Omitted Text”). The full text of this Exhibit will be filed separately with the Secretary of the Commission with the Omitted Text pursuant to the Registrant’s Application Requesting Confidential Treatment under Rule 406 under the Securities Act.